EXHIBIT 23.4


                          CONSENT OF ERNST & YOUNG LLP


         We consent to the reference to our firm under the caption "Experts" in the joint Registration Statement on Form S-3 and related Prospectus filed by Meditrust Corporation (formerly known as "Santa Anita Realty Enterprises, Inc.") and Meditrust Operating Company (formerly known as "Santa Anita Operating Company") and to the incorporation by reference of our report dated April
14, 1997 accompanying the financial statement and schedules of:

         (a)      Santa Anita Companies

         (b)      Santa Anita Realty Enterprises, Inc., and

         (c)      Santa Anita Operating Company and Subsidiaries

appearing in the above-listed entities' Annual Report on Form 10-K, as amended by amendments on Form 10-K/A, for the year ended December 31, 1996.


                                Ernst & Young LLP


Los Angeles, California
March 16, 1998